Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 of MabVax Therapeutics Holdings, Inc., of our report dated March 1, 2017, related to our audit of the consolidated financial statements of MabVax Therapeutics Holdings, Inc., as of December 31, 2016 and 2015 and for the years then ended, which report included an explanatory paragraph relating to MabVax Therapeutics, Inc.’s ability to continue as a going concern, included in the 2016 Annual Report on Form 10-K of MabVax Therapeutics Holdings, Inc. We also consent to the reference to our Firm under the caption “Experts”.

 /s/ CohnReznick LLP

San Diego, California
October 25, 2017